Exhibit 99.1

NEWS RELEASE

Contact:	Investors:
Barry Sievert

Media:
Marguerite Copel
Corporate Communications
(214) 721-1273

DEAN FOODS COMPANY REPORTS SECOND QUARTER RESULTS
Steep and Sustained Increases in Dairy Commodity Costs Pressure Results
     DALLAS, August 7, 2007 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.21 per diluted share from continuing operations for the quarter ended June 30, 2007, compared with $0.53 per diluted share from continuing operations in the second quarter of 2006. Net income from continuing operations for the second quarter totaled $28.2 million, compared with $74.8 million in the prior year’s second quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.30, compared to $0.55 in the prior year’s second quarter. Adjusted net income for the second quarter was $41.6 million, compared to adjusted net income of $76.6 million in the second quarter of 2006. The decrease in adjusted net income and earnings per share is primarily related to the increase in interest expense as a result of the recapitalization connected to the special cash dividend of $15 per share that was paid in early April and the decline in operating results in the quarter. Interest expense in the quarter totaled $88.9 million, compared to $48.8 million in the second quarter of 2006.
Summary of Dean Foods Second Quarter 2007 Segment and Operating Results

% Growth Rate
Dairy Group:
Fluid Milk Volume	0.5%
Operating Income	-8.8%
WhiteWave Foods:
Net Sales	7.9%
Operating Income	8.3%
Consolidated Adjusted Operating Income	-9.6%

     “Our results are reflective of the unusually volatile and difficult environment we are operating in this year,” said Gregg Engles, Chairman and Chief Executive Officer. “Raw milk prices have increased steadily through the first half of the year, and have recently hit all-time highs. At the same time, the ramp up of promotional pricing and additional investments behind the Horizon Organic brand during this time of significant raw organic milk oversupply has dampened WhiteWave Foods profit growth.”
     Net sales for the second quarter totaled $2.8 billion, an increase of 15% from net sales for the second quarter of 2006, due to the passthrough of higher commodity dairy costs and increased sales at WhiteWave Foods.
     Consolidated operating income in the second quarter totaled $153.6 million, a decrease of 10.0% from $171.3 million in the second quarter of 2006. Operating margin for the second quarter was 5.4%, as compared to 6.9% in the second quarter of the prior year. Adjusted second quarter consolidated operating income totaled $157.4 million, a decrease of 9.6% from $174.2 million in the second quarter of 2006. The adjusted second quarter operating margin was 5.5%, down 149 basis points from the second quarter of the prior year.
DAIRY GROUP
     Dairy Group net sales for the second quarter were $2.5 billion, a 16% increase from $2.2 billion in net sales for the second quarter of 2006. The sales increase was due primarily to the pass-through of higher overall dairy commodity costs to customers and increased volumes. The second quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $16.25 per hundred-weight, a 48% increase from the same period in 2006. Class II butterfat prices averaged $1.57 per pound in the second quarter, 26% higher than the second quarter of 2006.
     Dairy Group segment operating income in the second quarter was $165.3 million, compared to $181.2 million in the second quarter of 2006. Dairy Group operating margin decreased 177 basis points to 6.6% of sales, primarily due to increased costs related to higher dairy commodities and the passthrough of the higher raw dairy costs.
WHITEWAVE FOODS
     WhiteWave Foods segment reported second quarter net sales of $325.6 million, compared to second quarter 2006 net sales of $301.8 million. Sales growth was strong across the branded portfolio with net sales of Horizon Organic milk, International Delight and Land O’Lakes brands increasing in the low double digits, while sales of Silk increased in the high single digits over the second quarter of 2006.

     Segment operating income in the second quarter for WhiteWave Foods was $31.7 million, compared to $29.3 million in the second quarter of 2006. Segment operating margins were essentially flat with year ago results at 9.7% of sales reflecting increased volume leverage and efficiencies offset by lower contribution from Horizon Organic due to increased brand spending and lower overall gross profit margins.
CORPORATE EXPENSE
     Corporate and other expenses totaled $39.5 million, compared to $36.2 million in the second quarter of 2006. The increase was largely driven by increased investments in support of the Company’s strategic initiatives.
RECAPITALIZATION
     During the quarter, the Company completed a recapitalization of its balance sheet through the placement of a new $4.8 billion senior credit facility and the return of $1.94 billion to shareholders through a $15 per share special cash dividend.
     The new facility consists of a combination of a $1.5 billion 5-year senior secured revolving credit facility, a $1.5 billion 5-year senior secured term loan A, and a $1.8 billion 7-year senior secured term loan B. The Company also replaced its receivables facility with a new three year, $600 million receivables facility.
     In connection with the recapitalization, the Company entered into approximately $3 billion of fixed rate interest hedges to take advantage of the inversion in the forward yield curve and mitigate interest rate risk for a significant portion of its debt going forward.
     Total debt, net of cash on hand, at June 30, 2007, was approximately $5.3 billion.
CASH FLOW
     Cash flow from continuing operations through the first six months of 2007 totaled $170.5 million, compared to $264.6 million in the first half of 2006. The decline in cash flow from operations is due in part to the increase in working capital needs and higher year over year interest expense.
     Capital expenditures through the first two quarters of 2007 totaled $103.1 million, compared to $113.6 million in capital expenditures in the first half of 2006.

OUTLOOK FOR THE REMAINDER OF 2007
     “Looking ahead to the third quarter, we expect rapidly rising and record high raw milk prices to pressure results,” said Jack Callahan, Chief Financial Officer. “The pass-through mechanisms are working reasonably well, but we are cautious about how consumers will react to these higher retail prices. We expect Dairy Group third quarter operating income to be below year ago levels, consistent with our experience in the second quarter. At WhiteWave, we expect the full quarter impact of the increased investment behind the Horizon brand to overshadow the solid performance across the balance of the portfolio, which will likely result in WhiteWave operating income below year ago results in the third quarter.
     Given this outlook, we expect the third quarter to be even more difficult and volatile than the second. Adjusted earnings could range between $0.24 and $0.28 per share for the third quarter. Assuming decreases in the Class I mover in the fourth quarter and some moderation in investment required for Horizon Organic, we may be able to hit the low end of our current 2007 guidance of $1.52 to $1.58.”
RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2007
     Net sales for the six months ended June 30, 2007 totaled $5.5 billion, an increase of 10% from net sales for the same period of last year, due to the passthrough of higher dairy commodity costs and increased sales at WhiteWave Foods. Net income from continuing operations for the first half of the year totaled $91.4 million, compared with $129.5 million in the first six months of 2006. Diluted earnings per share from continuing operations for the six months ended June 30, 2007 totaled $0.67, compared to $0.92 for the first six months of 2006.
     On an adjusted basis (as defined below), net income from continuing operations for the six months totaled $108.7 million, compared to $134.0 million in the same period of 2006. Adjusted diluted earnings per share from continuing operations for the first six months of 2007 totaled $0.80 compared to $0.95 in the first six months of 2006.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and six month periods ended June 30, 2007 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended June 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	a $2.5 million charge ($1.5 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization, as well as previously announced facility closings;

•	a $1.3 million charge ($0.8 million net of income tax) resulting from the sale of our tofu business;

•	a $13.5 million write-off ($8.3 million net of income tax) of financing costs resulting from the completion of our new senior credit facility; and

•	a $4.5 million charge ($2.8 million net of income tax) related to non-recurring special dividend costs.
     For the quarter ended June 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $2.4 million charge ($1.4 million net of income tax) related to the Dairy Group’s facility closings and reorganizations, including the closing of our Union, NJ plant; and

•	a $0.6 million charge ($0.4 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods.
     For the six months ended June 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	an $8.3 million charge ($5.1 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization as well as previously announced facility closings;

•	a $1.3 million charge ($0.8 million net of income tax) resulting from the sale of our tofu business;

•	a $13.5 million write-off ($8.4 million net of income tax) of financing costs resulting from the completion of our new senior credit facility; and

•	a $4.9 million charge ($3.0 million net of income tax) related to non-recurring special dividend costs.
     For the six months ended June 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $5.1 million charge ($3.1 million net of income tax) related to the Dairy Group’s facility closings and reorganizations, including the closing of our Union, NJ plant; and

•	a $2.3 million charge ($1.4 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, and Land O’Lakes® creamers and other fluid dairy products. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the company’s products, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$2,843,645	$2,477,884	$2,843,645	$2,477,884
Cost of sales	2,155,595	1,794,037	2,155,595	1,794,037

Gross profit	688,050	683,847	688,050	683,847

Operating costs and expenses	530,613	509,608	530,613	509,608
Facility closings, reorganizations and other costs	3,800	2,950	—	—

Operating income	153,637	171,289	157,437	174,239

Interest expense	88,941	48,768	88,941	48,768
Debt refinancing and special dividend costs	18,068	—	—	—
Other (income) expense	23	(86)	23	(86)

Income from continuing operations before income taxes	46,605	122,607	68,473	125,557
Income taxes	18,428	47,812	26,848	48,973

Income from continuing operations	28,177	74,795	41,625	76,584
Income (loss) from discontinued operations, net of tax	239	(45,927)	—	—

Net income	$28,416	$28,868	$41,625	$76,584

Basic earnings per share:
Income from continuing operations	$0.22	$0.55	$0.32	$0.57
Income (loss) from discontinued operations	—	(0.34)	—	—

Net income	$0.22	$0.21	$0.32	$0.57

Basic average common shares (000’s)	130,017	135,037	130,017	135,037

Diluted earnings per share:
Income from continuing operations	$0.21	$0.53	$0.30	$0.55
Income (loss) from discontinued operations	—	(0.32)	—	—

Net income	$0.21	$0.21	$0.30	$0.55

Diluted average common shares (000’s)	138,385	140,434	138,385	140,434

[A]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations, financing costs related to the recapitalization of the balance sheet, and other items. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$5,473,394	$4,986,925	$5,473,394	$4,986,925
Cost of sales	4,098,070	3,651,732	4,098,070	3,651,732

Gross profit	1,375,324	1,335,193	1,375,324	1,335,193

Operating costs and expenses	1,057,959	1,018,455	1,057,959	1,018,455
Facility closings, reorganizations and other costs	9,575	7,352	—	—

Operating income	307,790	309,386	317,365	316,738

Interest expense	141,183	96,304	141,183	96,304
Debt refinancing and special dividend costs	18,446	—	—	—
Other (income) expense	(56)	14	(56)	14

Income from continuing operations before income taxes	148,217	213,068	176,238	220,420
Income taxes	56,837	83,579	67,583	86,463

Income from continuing operations	91,380	129,489	108,655	133,957
Income (loss) from discontinued operations, net of tax	856	(47,829)	—	—

Net income	$92,236	$81,660	$108,655	$133,957

Basic earnings per share:
Income from continuing operations	$0.70	$0.96	$0.84	$0.99
Income (loss) from discontinued operations	0.01	(0.36)	—	—

Net income	$0.71	$0.60	$0.84	$0.99

Basic average common shares (000’s)	129,457	135,103	129,457	135,103

Diluted earnings per share:
Income from continuing operations	$0.67	$0.92	$0.80	$0.95
Income (loss) from discontinued operations	0.01	(0.34)	—	—

Net income	$0.68	$0.58	$0.80	$0.95

Diluted average common shares (000’s)	136,562	141,105	136,562	141,105

[B]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations, financing costs related to the recapitalization of the balance sheet, and other items. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
GAAP diluted earnings per share from continuing operations	$0.21	$0.53	$0.67	$0.92

Adjustments:
Facility closings, reorganizations and other costs	0.01	0.02	0.04	0.03
Debt refinancing and special dividend costs	0.08	—	0.09	—

Adjusted diluted earnings per share	$0.30	$0.55	$0.80	$0.95

Segment Information
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales
Dairy Group	$2,518,078	$2,176,058	$4,825,140	$4,383,718
WhiteWave Foods Company	325,567	301,826	648,254	603,207

Total	$2,843,645	$2,477,884	$5,473,394	$4,986,925

Segment operating income (loss)
Dairy Group	$165,255	$181,167	$336,308	$337,799
WhiteWave Foods Company	31,723	29,289	59,498	51,502
Corporate / Other	(39,541)	(36,217)	(78,441)	(72,563)

Subtotal	157,437	174,239	317,365	316,738
Facility closings, reorganizations and other costs	(3,800)	(2,950)	(9,575)	(7,352)

Total operating income	$153,637	$171,289	$307,790	$309,386

DEAN FOODS COMPANY
Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$37,426	$31,140
Other current assets	1,504,132	1,348,150

Total current assets	1,541,558	1,379,290

Property, plant & equipment	1,778,843	1,786,907

Intangibles & other assets	3,751,572	3,583,996
Assets of discontinued operations	—	19,980

Total Assets	$7,071,973	$6,770,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$872,113	$852,898

Total long-term debt, including current portion	5,357,390	3,355,851

Other long-term liabilities	807,733	743,234
Liabilities of discontinued operations	—	8,791

Stockholders’ equity:
Common stock	1,303	1,284
Additional paid-in capital	24,608	624,475
Retained earnings	28,416	1,229,427
Other comprehensive income (loss)	(19,590)	(45,787)

Total stockholders’ equity	34,737	1,809,399

Total Liabilities and Stockholders’ Equity	$7,071,973	$6,770,173

DEAN FOODS COMPANY
Condensed Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended June 30,
Operating Activities	2007	2006
Net income	$92,236	$81,660
(Income) loss from discontinued operations	(856)	47,829
Depreciation and amortization	115,513	111,875
Deferred income taxes	10,212	55,145
Share-based compensation	19,088	20,262
Write-off of deferred financing costs	13,545	—
Changes in current assets and liabilities	(87,606)	(55,725)
Other	8,351	3,526

Net cash provided by continuing operations	170,483	264,572
Net cash used in discontinued operations	—	(1,693)

Net cash provided by operating activities	170,483	262,879

Investing Activities
Additions to property, plant and equipment	(103,092)	(113,569)
Cash outflows for acquisitions	(129,636)	(10,960)
Proceeds from divestitures	12,551	—
Proceeds from sale of fixed assets	3,228	3,404

Net cash used in continuing operations	(216,949)	(121,125)
Net cash used in discontinued operations	—	(9,505)

Net cash used in investing activities	(216,949)	(130,630)

Financing Activities
Proceeds from the issuance of debt	2,003,450	498,020
Repayment of debt	(13,266)	(524,058)
Payment of deferred financing costs	(31,281)	(6,561)
Issuance of common stock, net	26,501	10,052
Payment of dividend	(1,942,738)	—
Repurchase of common stock	—	(135,679)
Tax savings on share-based compensation	10,086	24,044

Net cash provided (used) by continuing operations	52,752	(134,182)
Net cash provided by discontinued operations	—	7,855

Net cash provided (used) by financing activities	52,752	(126,327)

Increase in cash and cash equivalents	6,286	5,922
Beginning cash balance	31,140	24,456

Ending cash balance	$37,426	$30,378

Free Cash Flow Summary and Reconciliation
(Dollars in thousands)

	Six Months Ended June 30,
	2007	2006
Net cash provided by continuing operations	$170,483	$264,572
Additions to property, plant and equipment	(103,092)	(113,569)

Free cash flow provided by operations	$67,391	$151,003